CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 43 to Registration Statement No. 333-124463 on Form N-1A of our report dated December 21, 2018, relating to the financial statements and financial highlights of BlackRock GA Disciplined Volatility Equity Fund and BlackRock GA Dynamic Equity Fund (formerly, BlackRock GA Enhanced Equity Fund) of Managed Account Series (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the period ended October 31, 2018, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Boston, Massachusetts
February 27, 2019